EXHIBIT (11)--STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK


                                                        Three Months Ended
                                                              March 31
                                                          1995         1994
                                                      -----------  -----------

Average number of shares outstanding                   48,390,000   48,413,000
                                                      -----------  -----------

Net earnings                                          $20,800,000  $17,340,000
                                                      ===========  ===========

Net earnings per share of common stock                       $.43         $.36
                                                             ====         ====
Primary:
     Average shares outstanding                        48,390,000   48,413,000

     Net effect of dilutive stock options,
       based on the treasury stock method
       using average market price                         837,000      679,000

                                                      -----------  -----------
        Total Primary Shares                           49,227,000   49,092,000
                                                      ===========  ===========
Fully Diluted:
     Average shares outstanding                        48,390,000   48,413,000

     Net effect of dilutive stock options,
       using the period-end market price, if
       higher than average market price                   895,000      679,000
                                                      -----------  -----------
        Total Fully Diluted Shares                     49,285,000   49,092,000
                                                      ===========  ===========






Note: Shares subject to stock options are not included in the earnings per share computation because the present effect thereof is not materially dilutive.